Exhibit 2.1

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT No. 2 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Amendment”) is entered into as of the 31st day of March, 2015 (the “Amendment Effective Date”), by and among Cavium, Inc., a Delaware corporation (“Parent”), Cavium Semiconductor Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub I”); Cavium Networks LLC, a Delaware limited liability corporation and wholly owned subsidiary of Parent (“Merger Sub II”, and together, with Merger Sub I, the “Merger Subs”); Xpliant, Inc., a Delaware corporation (the “Company”); the parties identified as “Designated Stockholders” on Exhibit A of the Merger Agreement (the “Designated Stockholders”) solely for Sections 1.5, 3 and 10 of the Merger Agreement and Guy Hutchison as Securityholders’ Agent solely for Section 10 of the Merger Agreement (the “Securityholders’ Agent”). Terms used herein but not otherwise defined shall have the meanings as set forth in the Merger Agreement.

RECITALS

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of July 30, 2014, as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated as of October 8, 2014 (the “Merger Agreement”);

WHEREAS, pursuant to Section 11.13 of the Merger Agreement, the parties hereto wish to amend the Merger Agreement as provided herein, including to pay the Stockholders in cash and not in the form of Parent Common Stock, and that the remaining, and final, payments to Stockholders will be $2,541,000 cash on or before March 31, 2015 and $1,089,000 on or before April 30, 2015;

WHEREAS, all cash payments to be made by Parent pursuant to the Merger Agreement, including the payments to the holders of the Promissory Notes and Convertible Security pursuant to Section 1.7, have been completed, other than the cash payments pursuant to Section 1.5 to the Stockholders, and the Promissory Notes and Convertible Security have been terminated;

WHEREAS, the Employment Agreements have been executed and delivered pursuant to Section 6.4(a), including the compensation arrangements set forth in Schedule 6.4(a); and

WHEREAS, the Offer Letters which include the compensation arrangements set forth in Schedule 6.4(b) have been executed and delivered pursuant to Section 6.4(b).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

AGREEMENT

1. Section 1.3(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“ (a) The first closing (the “First Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by the parties, which shall, unless otherwise mutually agreed upon by the parties, be no later than March 31, 2015.

The closing of the First Step Merger (the “Closing”) will take place at 10:00 a.m., Pacific Time, on a date to be specified by the parties, which shall, unless otherwise mutually agreed upon by the parties, be no later than April 30, 2015. The Closing will be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304. The date upon which the Closing actually occurs shall be referred to herein as the “ Closing Date .” Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall cause the First Step Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware (the “Certificate of Merger” ), in accordance with the applicable provisions of the DGCL. The First Step Merger shall become effective upon the filing of the Certificate of Merger (or such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger) with the Secretary of State of the State of Delaware (the “ Effective Time ”). As soon as practicable after the Effective Time, but in no event later than 1 business day, Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger conforming to the requirements of the DGCL and the LLC Act to be filed with the Secretary of State of the State of Delaware (the “ Second Step Certificate of Merger ”) in accordance with the applicable provisions of the DGCL and the LLC Act (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “ Second Effective Time ”).”

2. Section 1.5 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“1.5 Treatment of Company Capital Stock.

(a) Subject to Section 1.9, at the First Closing, without any further action on the part of the Company or any Stockholder of the Company, Parent shall purchase the shares of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), held by the Stockholders for the price set forth in Exhibit A.

(b) Subject to Section 1.9, at the Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub I, the Company or any Stockholder of the Company:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.363 per share in cash; and

(ii) each share of the common stock (with no par value) of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Interim Surviving Corporation.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, then at the Effective Time the vesting of such shares of Company Common Stock shall accelerate in full and any repurchase option, risk of forfeiture or other condition shall terminate.”

3. Sections 1.8(b), 1.8(c), 1.8(d), 3.7, 3.8, 3.9, 4.5, 6.9(h), 6.9(k), 6.9(l), 6.11 and 6.14 of the Merger Agreement are hereby amended and restated to read in their entirety as follows:

“Intentionally Omitted.”

4. Section 5.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“ (a) During the period from the date of this Agreement through the earlier of the First Closing or the termination of this Agreement (the “ Pre-Closing Period ”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the

Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and the business, properties and personnel of the Company, and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, and the business, properties and personnel of the Company, as Parent may reasonably request.”

5. Section 5.4(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Until the Effective Time, the Company shall not, and shall not authorize, encourage or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of Company or (vi) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Integrated Merger. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Representative of the Company, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.4 not to authorize, encourage or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.4 .”

6. Exhibit A of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

Exhibit A

DESIGNATED STOCKHOLDERS AND DEBT HOLDERS

Designated Stockholders:

	First Closing		Effective Time
Name	Shares of Company Common Stock	Cash Payment	Shares of Company Common Stock	Cash Payment
[				]
Total	7,000,000	$2,541,000	3,000,000	$1,089,000

Debt Holders:

Name	Cash (Section 1.7(a))	Cash (1.7(b))
[		]

Total	$15,871,408.30	$14,900,000.00

7. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Merger Agreement shall continue in full force and effect.

8. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

9. Governing Law. This Amendment shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of laws).

10. Entire Agreement; Counterparts. This Amendment and the Agreement, and the exhibits hereto and thereto, constitute the entire and exclusive agreement between the Parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment No. 2 to Agreement and Plan of Merger and Reorganization to be signed and effective as of the date first written above.

CAVIUM, INC.,
a Delaware corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

CAVIUM SEMICONDUCTOR CORPORATION, a Delaware corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

CAVIUM NETWORKS LLC, a Delaware limited liability corporation

By:	/s/ Arthur Chadwick
Name: Arthur Chadwick
Title: Chief Financial Officer

XPLIANT, INC., a Delaware corporation

By:	/s/ Guy Hutchison
Name: Guy Hutchison
Title: President and CEO, Xpliant

Designated Stockholders (solely for Sections 1.5, 3 and 10 of this Agreement):

/s/ Guy Hutchison
Guy Hutchison

/s/ Sachin Gandhi
Sachin Gandhi

/s/ Tsahi Daniel
Tsahi Daniel

/s/ Gerald Schmidt
Gerald Schmidt

Securityholders’ Agent (solely for Section 10 of this Agreement):

/s/ Guy Hutchison
Guy Hutchison